SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                                 (Amendment No. ______)
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement               [ ] Confidential, for Use of the
                                                  Commission Only (as
                                                  permitted by Rule 14a-
                                                  6(e) (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                Gehl Company
                     -------------------------------------
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X] No fee required.

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[ ] Fee paid previously with preliminary materials.

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    paid previously.  Identify the previous filing by registration statement
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

                                  GEHL COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 21, 1999


To the Shareholders of Gehl Company:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Gehl Company will be held on Wednesday, April 21, 1999, at 3:00 P.M., local time, at the Cedar Theatre, Cedar Lake Campus, 5595 Highway Z, West Bend, Wisconsin 53095, for the following purposes:

To elect one director to hold office until the annual meeting of shareholders in 2000 and until his successor is duly elected and qualified and to elect three directors to hold office until the annual meeting of shareholders in 2002 and until their successors are duly elected and qualified.

To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on February 19, 1999, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.

A map showing the location of the Cedar Theatre accompanies this notice and proxy statement.

                                   By Order of the Board of Directors

                                        GEHL  COMPANY


                                        Michael J. Mulcahy
                                        Secretary

West Bend, Wisconsin
March 8, 1999


YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. YOU ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                 GEHL COMPANY
                               143 Water Street
                          West Bend, Wisconsin 53095

                                 PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 21, 1999

This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of Gehl Company (the "Company") beginning on or about March 8, 1999, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Wednesday, April 21, 1999, at 3:00 P.M., local time, at the Cedar Theatre, Cedar Lake Campus, 5595 Highway Z, West Bend, Wisconsin 53095, and at all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the persons nominated for election as directors referred to herein, and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no notice of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of the Company's Common Stock, $.10 par value per share (the "Common Stock"), at the close of business on February 19, 1999, are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 6,456,978 shares of Common Stock, each of which is entitled to one vote per share.


ELECTION OF DIRECTORS


The Company's By-laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect one director to hold office until the annual meeting of shareholders in 2000 and until his successor is duly elected and qualified and three directors to hold office until the annual meeting of shareholders in 2002 and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the four persons named as nominees herein. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any one or more nominees should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for other nominees selected by the Board.

Directors are elected by a plurality of the votes cast (assuming a quorum is present). An abstention from voting will be tabulated as a vote withheld on the election and will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee voting shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors.

The following sets forth certain information, as of February 1, 1999, about each of the Board's nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Term expiring April, 2000

Dr. Hermann Viets, 56, has served as President and Chief Executive Officer of the Milwaukee School of Engineering (a university located in Milwaukee, Wisconsin focused primarily on engineering education) since 1991. Dr. Viets is also a director of Astro Med, Inc. (an electronic equipment manufacturer), Milwaukee County Research Park Corp. (an organization responsible for the development of a high technology industrial park in western Milwaukee County) and Competitive Wisconsin, Inc. (an association of business, education and labor leaders promoting the State of Wisconsin) and is a member of the Greater Milwaukee Committee (an organization of civic leaders promoting the economic development and social improvement of the City of Milwaukee). Dr. Viets is a new nominee for election as a director of the Company.

Terms expiring April, 2002

Nicholas C. Babson, 52, has served as Chairman of the Board and President since 1984 and as Chief Executive Officer since 1996 of Babson Bros. Co. (a full-line manufacturer and distributor of dairy equipment and sanitation supplies in domestic and international markets). Mr. Babson is also a director of Center Point Properties Trust (a real estate investment trust investing in industrial real estate primarily in the Chicago area), a director and member of the executive committee of the Equipment Manufacturers Institute (a Chicago-based trade association of agricultural and construction equipment manufacturers) and a trustee of the Farm Foundation (an association of agricultural educators, economists and business leaders). Mr. Babson is a new nominee for election as a director of the Company.

Thomas J. Boldt, 46, has served as President of The Boldt Group, Inc. (a holding company with subsidiaries involved in general construction, program and construction management and real estate development) since 1988. Mr. Boldt held various management positions with various subsidiaries of The Boldt Group, Inc. from 1976 to 1988. Mr. Boldt has served as a director of the Company since 1996. Mr. Boldt is also a director of M&I Bank, Fox Valley (a national bank) and Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin) and a Regent of St. Olaf College.

William P. Killian, 63, has served as Vice President, Corporate Development and Strategy, of Johnson Controls, Inc. (a global market leader in automotive systems and building controls) since 1987. Mr. Killian has served as a director of the Company since 1996. Mr. Killian is also a director and past National President of the Association for Corporate Growth (a professional organization comprised of individuals interested in corporate growth and mergers and acquisitions), and a director of Aqua-Chem, Inc. (a manufacturer of industrial boilers and water purification equipment), Interstate Battery Systems of America, Inc. (a distributor of automotive and industrial batteries) and Q.E.P. Co., Inc. (a manufacturer and distributor of specialty tools for the home improvement market).

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

Directors Continuing in Office

Terms expiring April, 2000

John W. Gehl, 57, served as Vice President, International, of the Company from 1992 until his retirement in 1998. Mr. Gehl has served as a director of the Company since 1974.

Arthur W. Nesbitt, 71, has served as director and Vice Chairman of ABC School Supply, Inc. (a supplier of teaching aids and equipment) since January, 1998. Mr. Nesbitt was Chairman, President, Chief Executive Officer and a director of Nasco International (a mail order and metal fabrication company) from 1974 until his retirement from those positions in December, 1997. Mr. Nesbitt has served as a director of the Company since 1983. Mr. Nesbitt is also a director of Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin) and Competitive Wisconsin, Inc. (an association of business, education and labor leaders promoting the State of Wisconsin).

Terms expiring April, 2001

Fred M. Butler, 63, was President and Chief Executive Officer of The Manitowoc Company, Inc. (a manufacturer of cranes and commercial ice cube machines) from 1990 until his retirement in 1998. Mr. Butler has served as a director of the Company since 1995.

William D. Gehl, 52, has served as Chairman since April, 1996 and as President and Chief Executive Officer of the Company since November, 1992. From January, 1990 until joining the Company, Mr. Gehl was Executive Vice President, Chief Operating Officer, General Counsel and Secretary of The Ziegler Companies, Inc. (a financial services holding company). Mr. Gehl held various management positions with The Ziegler Companies from 1978 to 1990. Mr. Gehl has served as a director of the Company since 1987. Mr. Gehl is also a director and past Chairman of the Board of the Equipment Manufacturers Institute (a Chicago-based trade association of agricultural and construction equipment manufacturers), and a director of West Bend Savings Bank (a state financial institution), Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin) and Mason Wells, Inc. (a Milwaukee, Wisconsin-based management company). Mr. Gehl is a member of the Florida and Wisconsin Bar Associations.

John W. Splude, 53, has served as Chairman, President and Chief Executive Officer of HK Systems, Inc. (an integrator of material handling systems and a provider of supply chain software solutions) since October, 1993. Prior to joining HK Systems, Inc., Mr. Splude served as President of Harnischfeger Engineers, Inc., a wholly-owned subsidiary of Harnischfeger Industries, Inc. Mr. Splude has served as a director of the Company since 1995. Mr. Splude is also a member of the Material Handling Institute Round Table (a trade association of material handling equipment manufacturers), a director of Advance Separation and Process Systems, Inc. (a manufacturing and software company) and a Regent of the Milwaukee School of Engineering.

BOARD OF DIRECTORS

The Board has standing Audit, Compensation and Benefits, and Nominating Committees. The Audit Committee reviews the scope, timing and results of the audit of the Company's financial statements by the Company's independent auditors and reviews with the independent auditors management's policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company's independent auditors, approves services rendered by such auditors and recommends to the Board the engagement, continuation or discharge of the Company's independent auditors. Messrs. Boldt, J. W. Gehl and Splude (Chairman) are members of the Audit Committee. The Audit Committee held two meetings in 1998.

The Compensation and Benefits Committee determines (subject to Board approval) compensation levels for the Company's executive officers, reviews management's recommendations as to the compensation to be paid to other key personnel and administers the Gehl Company 1995 Stock Option Plan (the "1995 Plan"). The members of the Compensation and Benefits Committee, which held two meetings in 1998, are Messrs. Butler (Chairman), Killian, Nesbitt and Splude.

The functions of the Nominating Committee include recommending those persons to be nominated by the Board for election as directors of the Company and recommending persons to fill vacancies on the Board. The members of the Nominating Committee, which held one meeting in 1998, are Roger E. Secrist and Messrs. Boldt, W. D. Gehl, Killian and Nesbitt (Chairman). Mr. Secrist will retire as a director of the Company effective as of the time of the Annual Meeting. The Nominating Committee will consider nominees recommended by shareholders, but has no established procedures which must be followed to make a recommendation. The Company's By-laws set forth certain requirements for shareholders wishing to nominate director candidates for consideration by shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give written notice of an intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-laws.

Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board or committees thereof. Non-employee directors receive an annual retainer fee of $10,000 ($3,000 of which is payable in Common Stock), plus a fee of $1,000 for each Board meeting and a fee of $750 ($1,000 for the committee chairman) for each committee meeting attended.

In addition to the compensation described above, each of Messrs. Boldt, Butler, J. W. Gehl, Killian, Nesbitt, Secrist and Splude automatically received an option to purchase 2,000 shares of Common Stock at a per share exercise price of $18.50 on April 30, 1998 in accordance with the terms of the 1995 Plan. Under the 1995 Plan, each non-employee director (if he continues to serve in such capacity) will, on the day after the annual meeting of shareholders in each year, automatically be granted an option to purchase 2,000 shares of Common Stock. Options granted to non-employee directors under the 1995 Plan have a per share exercise price equal to 100% of the market value of a share of Common Stock on the date of grant and become exercisable ratably over the three-year period following the date of grant, except that if the non-employee director ceases to be a director by reason of death, disability or retirement within three years after the date of grant or in the event of a "change of control of the Company" (as defined in the 1995 Plan) within three years after the date of grant, the option will become immediately exercisable in full. Options granted to non-employee directors terminate on the earlier of (a) ten years after the date of grant or (b) twelve months after the non-employee director ceases to be a director of the Company. No options granted under the 1995 Plan were exercised by non-employee directors during fiscal 1998.

The Board held five meetings in 1998. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served during 1998.

                             PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information, as of February 1, 1999, regarding beneficial ownership of Common Stock by each director, nominee, each of the executive officers named in the Summary Compensation Table set forth below and all directors, nominees and executive officers as a group. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

          Name of Individual
          Or Number in Group                 Shares of
                                              Common            Percent
                                        Stock Beneficially        of
                                              Owned(1)           Class

 William D. Gehl . . . . . . . . . . . .      176,230             2.7%
 Nicholas C. Babson  . . . . . . . . . .            0                *
 Thomas J. Boldt . . . . . . . . . . . .        3,614                *
 Fred M. Butler  . . . . . . . . . . . .        3,114                *
 John W. Gehl  . . . . . . . . . . . . .      272,500  (2)        4.2%
 William P. Killian  . . . . . . . . . .        3,614                *
 Arthur W. Nesbitt . . . . . . . . . . .        5,139                *
 Roger E. Secrist  . . . . . . . . . . .        2,914  (3)           *
 John W. Splude  . . . . . . . . . . . .        2,914                *
 Hermann Viets . . . . . . . . . . . . .            0                *
 Victor A. Mancinelli  . . . . . . . . .      142,688             2.2%
 Kenneth P. Hahn . . . . . . . . . . . .       24.699                *
 Michael J. Mulcahy  . . . . . . . . . .       24,477                *

 All  directors,   nominees  and   executive
 officers as group
 (14 persons)  . . . . . . . . . . . . .      681,788             10.2%

*  The amount shown is less than 1% of the outstanding shares.

(1)Includes shares subject to exercisable options as of February 1, 1999, and options exercisable within 60 days of such date, as follows: Mr. W. D. Gehl, 77,000 shares; Mr. Boldt, 1999 shares; Mr. Butler, 1999 shares; Mr. J. W. Gehl, 1999 shares; Mr. Killian, 1999 shares; Mr. Nesbitt, 1999 shares; Mr. Secrist, 1999 shares; Mr. Splude, 1999 shares; Mr. Mancinelli, 73,666 shares; Mr. Hahn, 23,999 shares; and Mr. Mulcahy, 21,499 shares; and all directors, nominees and executive officers as a group, 226,157 shares.

(2)Includes 47,754 shares held by the Mark M. Gehl Family Trust over which Mr. J.W. Gehl has sole voting power but no dispositive power.

(3)Mr. Secrist will retire as a director effective at the time of the Annual Meeting.

Other Beneficial Owners

The following table sets forth certain information regarding beneficial ownership by the only other persons known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

                            Amount and Nature of
                            Beneficial Ownership

                   Voting Power       Investment Power

 Name and
 Address           Sole    Shared   Sole    Shared  Aggregate      Percent of
 of Beneficial                                                     Class
 Owner

 FMR Corp.
 82 Devonshire
 Street
 Boston, MA
 02109 . . . .      -0-     -0-    636,700    -0-    636,700           9.9%

 James H. Dahl
 1200
 Riverplace
 Blvd.
 Suite 902
 Jacksonville,
 FL 32207  . .    582,800   -0-    582,800    -0-    582,800           9.0%

 Heartland
 Advisors, Inc.
 790 N.
 Milwaukee St.
 Milwaukee, WI
 53202 . . . .    173,200   -0-    461,200    -0-    461,200           7.1%

 Dimensional
 Fund
 Advisors Inc.
 1299 Ocean
 Avenue
 Santa Monica,
 CA 90401 . . .   322,424   -0-    322,424    -0-    322,424           5.0%


EXECUTIVE COMPENSATION

Summary Compensation Information

The following table sets forth certain information regarding compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the three other executive officers of the Company whose salary and bonus in fiscal 1998 exceeded $100,000. The executive officers named in the table below are sometimes referred to herein as the "named executive officers."

                           SUMMARY COMPENSATION TABLE
                            Annual      Long Term Compensation
                         Compensation        Awards    Payouts


                                           Securities
 Name and               Salary   Bonus     Underlying   LTIP      All Other
 Principal       Year     ($)   ($)(a)      Options    Payouts  Compensation
 Position                                              ($)(b)

 William D. Gehl      1998   300,000  166,450    25,000  20,320  10,391 (c)
 Chairman, President  1997   236,473  132,921    21,000  12,311   7,243
 and Chief            1996   200,000  118,467       ---     ---   4,955
 Executive Officer
 Officer

 Victor A.            1998   225,000  124,838    15,000  17,285  10,008 (e)
 Mancinelli           1997   197,824  110,875    11,000  10,772   8,197
 Executive Vice       1996   175,000  103,658       ---     ---   5.777
 President and
 Chief Operating
 Officer (d)

 Kenneth P. Hahn      1998   114,400   44,431     7,500   4,684   5,346 (f)
 Vice President of    1997    96,796   38,154     5,000   1,810   3,195
 Finance,             1996    73,674   17,623     5,000     ---   1,551
 Treasurer and Chief
 Financial Officer

 Michael J. Mulcahy   1998    98.800   32,891     5,000   4,614   4,968 (g)
 Vice President,      1997    87,452   29,375     2,000   2,906   3,918
 Secretary            1996    78,565   27,964               ---   2,334
 And General Counsel

(a)The amounts shown in this column do not include bonus amounts in excess of target which are credited to a "bonus bank" maintained for each of the named executive officers. Such bonus amounts in the bonus bank for each of the named executive officers are scheduled to be paid out over time, but remain "at risk" and subject to loss pursuant to the Company's "Shareholder Value Added" plan.


(b)The amounts shown in this column include payments out of the "bonus bank" for each of the named executive officers paid pursuant to the Company's "Shareholder Value Added" plan.

(c)Includes for 1998 (i) $4,839 in life insurance premiums paid by the Company,
(ii) $552 paid to Mr. W. D. Gehl for the purchase of long-term disability insurance and (iii) a matching contribution of $5,000 under the Gehl
Savings Plan, a 401(k) Plan.

(d) Mr. Mancinelli has submitted his resignation, effective April 9, 1999, and will leave the Company.

(e)Includes for 1998 (i) $4.456 in life insurance premiums paid by the Company,
(ii) $552 paid to Mr. Mancinelli for the purchase of long-term disability insurance and (iii) a matching contribution of $5,000 under the Gehl
Savings Plan, a 401(k) Plan.

(f)Includes for 1998 (i) $573 in life insurance premiums paid by the Company,
(ii) $517 paid to Mr. Hahn for the purchase of long-term disability insurance and (iii) a matching contribution of $4,256 under the Gehl Savings Plan, a 401(k) Plan.

(g)Includes for 1998 (i) $761 in life insurance premiums paid by the Company,
(ii) $448 paid to Mr. Mulcahy for the purchase of long-term disability insurance and (iii) a matching contribution of $3,759 under the Gehl Savings Plan, a 401(k) Plan.

Long - Term Incentive Plan -- Awards in Last Fiscal Year

Bonus amounts in excess of a specified level for each of the named executive officers as well as other participants are credited to a "bonus bank" pursuant to the Company's "Shareholder Value Added" plan. The "bonus bank" is an "at risk" deferred account for each plan participant that is subject to loss pursuant to the terms of the plan. The maximum annual payout for any individual participant is one-third of the aggregate balance in his "bonus bank" account and is contingent on Company performance and the participant continuing to be employed by the Company. Set forth below under the heading "Maximum" is the amount credited to the "bonus bank" for each of the named executive officers during fiscal 1998. The amount under the heading "Threshold" reflects the fact that the amount credited to an individual's "bonus bank" account is subject to total loss.
Long   Term Incentive Plan   Awards in 1998 Fiscal Year

                                    Estimated Future Payouts under the Plan
                   Name                    Threshold($)      Maximum ($)

               William D. Gehl                        0     32,900
               Victor A. Mancinelli                   0     24,675
               Kenneth P. Hahn                        0     8,782
               Michael J. Mulcahy                     0     6,501

Stock Options

The Company has in effect the 1995 Plan pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 1998 to each of the named executive officers.

Option Grants in 1998 Fiscal Year
                                                        Potential
                                                        Realizable Value
                                                        At Assumed Annual
                 Individual Grants                      Rates of Stock
                                                        Price Appreciation for
                                                        Option Term(2)

                           Percentage
                 Number of     of
                Securities    Total
                Underlying   Options   Exercise              At 5%    At 10%
                  Options  Granted to     or     Expiratio   Annual   Annual
      Name      Granted(1)  Employees    Base        n       Growth   Growth
                               in        Price      Date      Rate     Rate
                             Fiscal    ($/share)
                              Year

 William  D.
 Gehl  . . .      25,000     24.1%      $14.00    12/17/08  $96,750  $220,000

 Victor   A.
 Mancinelli       15,000     14.5%      $14.00    12/17/08  $58,050  $132,000

 Kenneth  P.
 Hahn  . . .       7,500      7.2%      $14.00    12/17/08  $29,025   $66,000

 Michael  J.
 Mulcahy . .       5,000      4.8%      $14.00    12/17/08  $19,350   $44,000
    ______________
(1)The options reflected in the table for each of the named executive officers (which are non-qualified options for purposes of the Internal Revenue Code) were granted under the 1995 Plan and vest ratably over the three-year period from the date of grant. Vesting of the options will be accelerated in the event of the optionee's death or disability or in the event of a change in control of the Company.

(2)This presentation is intended to disclose a potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.

The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the 1998 fiscal year and the fiscal year-end value of unexercised options held by the named executive officers.

                  Aggregated Option Exercises in 1998 Fiscal Year
                                        And
                           Fiscal Year-End Option Values


                                    Number of Securities        Value of
                 Shares    Value         Underlying           Unexercised
                Acquired  Realized       Unexercised          In-the-Money
                   on     ($) (1)     Options at Fiscal        Options at
                Exercise                  Year-End
                                      Exercisable             Fiscal Year-
                                        Unexercisable         End ($)(1)
                                                             Exercisable
                                                             Unexercisable
    Name
 William D.
 Gehl           30,000  152,876   77,000     39,000       481,250    34,375

 Victor A.
 Mancinelli        ---      ---   73,666     22,334       560,000    20,625

 Kenneth P.
 Hahn              ---      ---   23,999     12,501       189,033    20,315

 Michael J.
 Mulcahy           ---      ---   20,833     8,000        177,470    16,877

(1)The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.

Retirement Plan

The Company maintains a defined benefit pension plan (the "Retirement Plan") to provide retirement benefits to certain employees, including the named executive officers. The following table estimates various annual benefits payable at age 65 to participants with the years of service and average compensation levels set forth below:

      Final         Estimated Annual Benefits Payable at Age 65
     Annual           For Indicated Years of Credited Service
     Average
  Compensation
                 5 Years  10 Years  15 Years  20 Years  25 Years  35+ Years
 $  75,000 .     $3,750   $7,500    $11,250   $15,000   $18,750   $26,250
   100,000 .      5,000   10,000     15,000    20,000    25,000    35,000
   130,000 .      6,500   13,000     19,500    26,000    32,500    45,500
   160,000 .      8,000   16,000     24,000    32,000    40,000    56,000

A participant may elect one of several single life or joint and survivor annuity payment options which provide monthly retirement benefits calculated on an actuarial basis. Benefits under the Retirement Plan are not reduced by a participant's Social Security benefits. The Retirement Plan provides for reduced early retirement and pre-retirement benefits.

Compensation covered by the Retirement Plan for each of the named executive officers is such person's salary as shown in the Summary Compensation Table subject to a $160,000 maximum as provided in the Internal Revenue Code. The number of years of credited service as of December 31, 1998 that will be recognized for Messrs. W. D. Gehl, Mancinelli, Hahn, and Mulcahy is 6.2 years,
6.2 years, 10.7 years, and 23.6 years, respectively.
Supplemental Retirement Benefit Agreements

The Company has entered into a supplemental retirement benefit agreement under which Mr. W. D. Gehl will receive a monthly retirement benefit for fifteen years. Under the agreement, the monthly benefit to be received by Mr. W. D. Gehl is computed by multiplying the percentage by which benefits have vested by an amount equal to 50% of average monthly compensation computed by reference to the base salary and cash bonus earned for the highest five (5) calendar years within the last ten (10) completed calendar years of service preceding termination, less any amounts Mr. W. D. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security. Mr. Mancinelli has entered into a similar supplemental retirement benefit agreement with the Company. This agreement is identical to Mr. W. D. Gehl's agreement, except that the percentage of average monthly compensation used in computing the monthly supplemental retirement benefit is 20% and does not include an offset for Retirement Plan and Social Security benefits. The supplemental retirement benefit agreements provide for a pre-retirement death benefit consisting of ten annual payments in the amount of 30% of the average annual compensation computed by reference to the five highest annual base salaries and cash bonuses earned within the last ten calendar years preceding the date of death. Benefits vest under the supplemental retirement benefit agreements at a rate of 10% per year for the first four years of service with the Company and are deemed to be fully vested after five years. In the event there is a "change of control" of the Company, as defined in the supplemental retirement benefit agreements, or in the event of the executive's disability, benefits become 100% vested. As of December 31, 1998, Messrs. W. D. Gehl and Mancinelli were fully vested under their respective agreements. The supplemental retirement benefit agreements also contain covenants not to compete which cover Messrs. W. D. Gehl and Mancinelli for a two-year period following their termination of employment. Failure to comply with such provisions will result in a forfeiture of benefits under the agreements.

The Company has also entered into supplemental retirement benefit agreements under which Messrs. Hahn and Mulcahy will receive a monthly retirement benefit for fifteen years. Under the agreements, the monthly benefit to be received by Messrs. Hahn and Mulcahy is computed by multiplying a vesting percentage by the product of (i) a monthly amount computed by reference to the highest base salaries and cash bonuses earned by Messrs. Hahn and Mulcahy during a consecutive five-year period and (ii) 20%. The supplemental retirement benefit agreements provide for a pre-retirement death benefit consisting of five annual payments in the amount of 30% of the average annual salary computed by reference to the highest base salaries and cash bonuses earned during a consecutive five-year period preceding the date of death. Messrs. Hahn and Mulcahy are fully vested under their respective supplemental retirement benefit agreements. The supplemental retirement benefit agreements also contain a covenant not to compete which covers Messrs. Hahn and Mulcahy for a two-year period following termination of employment. Failure to comply with such provisions will result in a forfeiture of benefits under the agreements.

Assuming full vesting, the estimated annual benefits payable to Messrs. W. D. Gehl, Mancinelli, Hahn and Mulcahy under the supplemental retirement benefit agreements based upon their current compensation would be $249,684 (less any amounts Mr. W. D. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security), $74,904, $33,528 and $27,648, respectively.

Employment Agreement
The Company has an employment agreement with Mr. W. D. Gehl, which agreement was amended and restated effective December 18, 1998. Pursuant to his agreement, Mr. W. D. Gehl is to serve as the Chairman of the Board, President and Chief Executive Officer of the Company through December 31, 2001. During the term of his employment agreement, Mr. W. D. Gehl will be paid a minimum annual base salary of $350,000. The base salary paid to Mr. W. D. Gehl under his employment agreement will be reviewed at least annually by the Board or a committee thereof and may be increased or decreased at that time subject to the minimum base salary described above. The current base salary of Mr. W. D. Gehl is $350,000.

If, for any reason other than cause or Mr. W. D. Gehl's death or disability and other than in connection with a "change in control" of the Company (as defined in his agreement), the employment of Mr. W. D. Gehl is terminated before the term of employment has been completed, Mr. W. D. Gehl will be entitled to receive his base salary for one (1) full year from the date of termination as well as the opportunity to continue to participate in the Company's employee benefit plans for such period. Pursuant to his agreement, in the event of a change in control of the Company, the term of Mr. W. D. Gehl's employment will automatically be extended to a date which is two years after the change in control. In the event that during this two-year period the Company terminates Mr. W. D. Gehl's employment (other than for cause) or if Mr. W. D. Gehl terminates his employment for "good reason" (as defined in the employment agreement), including as a result of significant changes in his working conditions or status without his consent, Mr. W. D. Gehl will receive all accrued but unpaid benefits to the date of his termination plus a lump-sum termination payment equal to three times the sum of his current base salary and the highest bonus he earned during the preceding five years. Mr. W. D. Gehl's agreement also provides that he will receive family medical benefits for two years following his termination as well as immediate vesting of unvested stock options and other benefits. Mr. W. D. Gehl's employment agreement also provides the benefits described above in connection with certain terminations which are effected in anticipation of a change in control. The foregoing termination payment and other benefits may be reduced to the extent necessary to avoid an "excess parachute payment" under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. W. D. Gehl. Under the terms of his employment agreement, Mr. W. D. Gehl is also entitled to receive, among other benefits, an annual cash bonus and certain life insurance coverage. Under his employment agreement, Mr. W. D. Gehl is subject to a covenant not to compete following termination of his employment with the Company.

Severance Agreements

The Company has in effect severance agreements with each of Messrs. Hahn and Mulcahy. Pursuant to the terms of their respective severance agreements, in the event of a "change in control" of the Company (as defined in the agreements), Messrs. Hahn and Mulcahy will be granted two-year employment terms with the Company and will be entitled to such base salaries, bonus opportunities and other benefits substantially equivalent to those to which they were entitled immediately prior to the change in control. In addition, upon the change in control, the unvested stock options held by Messrs. Hahn and Mulcahy will automatically vest and the amounts they have outstanding under their respective "bonus banks" under the "Shareholder Value Added" plan will become payable immediately. If, during the two-year employment period following a change in control, the Company terminates the executive officer's employment (other than for cause) or if the officer terminates his employment for "good reason" (as defined in the severance agreements), including as a result of significant changes in the executive officer's working conditions or status without his consent, the officer will receive all accrued but unpaid benefits to the date of termination plus a lump-sum termination payment equal to two times the sum of his current base salary as well as family medical benefits for two years. The severance agreements also provide that the benefits described above may be payable in connection with certain terminations which are effected in anticipation of a change in control. In addition, the severance agreements provide that if the executive officer's employment is involuntarily terminated by the Company other than for cause or upon the officer's death or disability and other than in connection with a change in control, the officer will be entitled to receive his base salary for one (1) full year from the date of termination as well as the opportunity to continue to participate in the Company's employee benefit plans for such period. The foregoing termination and other benefits may be reduced to the extent necessary to avoid an "excess parachute payment" under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Hahn or Mr. Mulcahy, as the case may be.

Report on Executive Compensation

This Report on Executive Compensation describes the policies employed generally by the Compensation and Benefits Committee for the development of the Company's executive compensation program and the application of these policies to executive compensation during fiscal 1998. The members of the Compensation and Benefits Committee during fiscal 1998 were Messrs. Butler (Chairman), Killian, Nesbitt and Splude.

Function of the Compensation and Benefits Committee:

The Compensation and Benefits Committee is responsible for the various aspects of the Company's compensation program for its executive officers. The Committee develops the compensation program for the Company's executive officers, including the award of stock options under the Company's stock option plans. Final approval of the Company's executive compensation package as recommended by the Compensation and Benefits Committee (other than the grant of options under the Company's stock option plans, which grants are at the sole discretion of the Committee) is the responsibility of the Board. During fiscal 1998, the Board adopted the recommendations of the Compensation and Benefits Committee without material modification.

Executive Compensation and Stock Option Policies:

The basic policy of the Compensation and Benefits Committee is to provide a competitive compensation program for executive officers sufficient to attract and retain those executive officers considered crucial to the attainment of the Company's long-term strategic goals, including the enhancement of shareholder value. The compensation package for executive officers consists of base salary, opportunities for cash bonuses and equity-based awards, including stock options, and participation in other employee benefits plans offered by the Company.

In determining salary levels for executive officers of the Company, the Compensation and Benefits Committee takes into consideration each individual's level of expertise and experience and his performance in his particular area of responsibility during the past fiscal year as well as the overall financial performance of the Company. In fixing salary levels, the Committee also considers data regarding salaries paid by companies similarly situated to the Company. The Compensation and Benefits Committee did not, however, formally engage an outside compensation consultant in connection with establishing salary levels for the Company's executive officers for fiscal 1998.

In addition to base salaries, the Company's compensation package includes an opportunity for key employees (including the executive officers) to earn cash bonuses. The Company has in effect a program for its officers and other key managers that awards incentive compensation based upon a calculation of "Shareholder Value Added" or SVA. The Company's SVA plan emphasizes economic value creation which occurs when a business generates a financial return that exceeds the total cost of capital employed. Specifically, the Company's plan defines SVA as the difference between (a) net operating profit after tax and
(b) the charge for capital employed in the business. The Company's SVA plan is designed to reward those executive officers and key managers who use Company assets most productively, reduce costs, and create efficiencies throughout the Company's organization. Under the Company's SVA plan, target bonuses calculated as a percent of salary are fixed by the Compensation and Benefits Committee. Awards paid to participants serving in an identified "value center" (e.g., a specific manufacturing facility) under the SVA plan are based 30% (as a minimum) on total Company performance with the remainder of the award based on the performance of the respective value center(s). Awards to participants with corporate responsibilities (including the Company's Chief Executive Officer) are based entirely on Company performance. Target SVA levels were initially established by the Compensation and Benefits Committee at the time the SVA plan was adopted and adjust automatically on an annual basis by a predetermined improvement factor. The Company's plan also incorporates a "bonus bank" into which bonuses in excess of a target bonus level are credited. Such bonus amounts are thereafter scheduled to be paid out over time, but remain "at risk" and subject to loss depending on future Company and value center performance as determined under the SVA plan. Bonuses paid to the named executive officers for 1998 performance under the SVA plan are reflected in the "Bonus" and "LTIP Payouts" columns of the Summary Compensation Table.

To provide an additional performance incentive for its executive officers and other key management personnel, the Company makes equity-based awards, comprised of awards of stock options. The Company currently has in effect stock option plans (including the 1995 Plan) under which awards of stock options have been made to the executive officers and other key employees. The general purpose of these plans is consistent with the basic policy of the Company's executive compensation program which is designed to promote the achievement of the long-range strategic goals of the Company and to enhance shareholder value. Stock options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. Stock options awarded by the Company generally vest over a three-year period. Consideration is given to the financial performance of the Company in determining whether in the first instance to grant stock options and in determining the size of any stock option award. In addition, consideration is given to the level of responsibility of the individual executive officer within the Company, the performance of such officer in his area of responsibility and the officer's salary grade in recommending the size of stock option awards. Although these factors are considered, no specific weight is assigned to one factor as compared to the others in making an option grant determination. Options relating to an aggregate of 57,500 shares of Common Stock (including an option grant for 25,000 shares made to the Company's Chief Executive Officer) were awarded to the executive officers in 1998.

In addition to base salary, cash bonus opportunity and the potential for equity-based awards, all executive officers of the Company are eligible to participate in the various employee benefit plans offered to employees of the Company. The Company's policy with respect to these plans (including the Company's retirement plan, savings plan and life insurance program) is to provide competitive benefits to its employees, including executive officers, to encourage their continued service with the Company and to attract qualified individuals for available Company positions.

CEO Compensation:

During fiscal 1998, Mr. W. D. Gehl, the Company's Chief Executive Officer, was paid a salary of $300,000. In December, 1998, Mr. Gehl's employment agreement was amended to increase his annual base salary to $350,000 effective
January 1, 1999. See "Executive Compensation-Employment Agreement." Pursuant to Mr. Gehl's amended employment agreement, his base salary is subject to review on at least an annual basis and may be increased or decreased as determined to be appropriate, provided that Mr. W. D. Gehl's annual base salary may not be decreased below $350,000. In fixing the base salary for Mr. W. D. Gehl for fiscal 1998 as well as under the amended employment agreement, the Compensation and Benefits Committee considered the qualifications and experience Mr. W. D. Gehl brings to the Company and the Company's performance during his tenure with the Company as Chief Executive Officer, and also reviewed salaries paid by comparable companies. The Compensation and Benefits Committee noted that during Mr. W. D. Gehl's tenure as Chief Executive Officer (which began in November, 1992) the Company's performance has improved significantly from a net loss of $17.9 million for the year ended December 31, 1992 to net income of $12.8 million and $15.3 million for the years ended December 31, 1997 and 1998, respectively. The Committee also noted the significant improvement in shareholder value with the Company's shareholders' equity increasing from $40.4 million at December 31, 1992 to $77.6 million and $94.1 million at December 31, 1997 and 1998, respectively. The Compensation and Benefits Committee believes that Mr.
W. D. Gehl's base salary is within the average range for salaries paid to chief executive officers of companies similarly situated to the Company. For fiscal 1998 performance, Mr. W. D. Gehl also received a cash bonus of $166,450 and a "bonus bank" payment of $20,320 pursuant to the terms of the Company's SVA plan as described above. In addition, based on the factors described above, Mr. W. D. Gehl received on December 18, 1998 an option to purchase 25,000 shares of Common Stock at an exercise price of $14.00 per share.

Deductibility of Executive Compensation:

Under Section 162(m) of the Internal Revenue Code, a tax deduction by certain corporate taxpayers, such as the Company, is limited with respect to the compensation of specified executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation and Benefits Committee intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m).

COMPENSATION AND BENEFITS COMMITTEE

Fred M. Butler (Chairman)
William P. Killian
Arthur W. Nesbitt
John W. Splude


PERFORMANCE INFORMATION
The following graph compares the cumulative total return (change in stock price plus reinvested dividends) during the last five years of the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Machinery-Diversified Index. The graph assumes $100 was invested on December 31, 1993 in each of the three alternatives.

         Comparison of Five Year Cumulative Market Performance
 Among S&P 500 Index, S&P Diversified Machinery Index, and the Company
  (Assumes $100 invested December 31, 1993 with dividends reinvested)



                                   (graph)




                 December  December   December   December   December  December
                 31, 1993  31, 1994   31, 1995   31, 1996   31, 1997  31, 1998
S&P
Composite 500     $100.00    $98.46    $132.05    $158.80    $208.05   $262.28

S&P Diversified
Machinery         $100.00    $95.56    $115.38    $141.00    $183.42   $158.29

Gehl              $100.00   $103.14    $117.66    $179.46    $346.53   $253.71

Although the companies included in the S & P Machinery-Diversified Index generally have a larger market capitalization than the Company, such companies are believed to provide the closest peer group representation with respect to the industries served by the Company (agricultural implements and light construction equipment).

MISCELLANEOUS

Independent Auditors

The Board has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for 1999. PricewaterhouseCoopers LLP acted as the independent auditors for the Company for the year ended December 31, 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Shareholder Proposals

Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), that are intended to be presented at the 2000 annual meeting of shareholders must be received by the Company no later than November 9, 1999 to be included in the Company's proxy materials for that meeting. Further, a shareholder who otherwise intends to present business at the 2000 annual meeting must comply with the requirements set forth in the Company's By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the last Thursday in the month of April, provided that the date of the annual meeting is not advanced by more than 30 days or delayed by more than 60 days from the last Thursday in the month of April. The 2000 annual meeting of shareholders is tentatively scheduled to be held on April 27, 2000. Under the By-laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2000 annual meeting of shareholders but does not intend to have included in the Company's proxy materials) on or prior to February 27, 2000 (assuming an April 27, 2000 meeting date), then the notice will be considered untimely and the Company will not be required to present such proposal at the 2000 annual meeting. If the Board nonetheless chooses to present such proposal at the 2000 annual meeting, then the persons named in proxies solicited by the Board for the 2000 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers and other nominees for their expenses in communicating with the persons for whom they hold Common Stock. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company.

The Company will provide without charge a copy of its Annual Report on Form 10-K (including financial statements and financial schedules, but not including exhibits thereto), as filed with the Securities and Exchange Commission, to each person who is a record or beneficial holder of Common Stock as of the record date for the Annual Meeting. A written request for a Form 10-K should be addressed to Gehl Company, Attention: Secretary, 143 Water Street, West Bend, Wisconsin 53095.



                              By Order of the Board of Directors
                              GEHL COMPANY





                              Michael J. Mulcahy
                              Secretary

March 8, 1999

                                  GEHL COMPANY

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William D. Gehl and Michael J. Mulcahy, or either of them (with full power of substitution in each of them), as Proxies and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Gehl Company held of record by the undersigned on February 19, 1999 at the annual meeting of shareholders to be held on April 21, 1999, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the Board's nominees.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

                        GEHL COMPANY 1999 ANNUAL MEETING

1.   ELECTION OF DIRECTORS (terms expiring at the 2000 Annual Meeting)

     1-Hermann Viets,

     (terms expiring at the 2002 Annual Meeting)

     2-Nicholas C. Babson
     3-Thomas J. Boldt    4-William P. Killian

     ____ FOR all nominees              ____WITHHOLD AUTHORITY
          listed to the left                to vote for all nominees
          (except as specified below).      listed to the left.

(Instructions:  To withhold authority to vote for any indicated nominee, write
the number(s) of the nominee(s) in the box provided to the right.)    _______



2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

          Date________________     No. of shares ______________


Check appropriate box
Indicate changes below:
Address Change?  ____    Name Change?  ____

_________________________________________________________


______________________________________________________________________
Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.